Exhibit 10.1	Execution Version

Boardwalk Pipeline Partners
Long-Term Incentive Plan

Phantom Unit Grant Agreement

Grantee: ______________________
Grant Date:    __________________, 20____

1.	Grant of Phantom Units with DERs.

(a)
Effective as of the grant date set forth above (the “Grant Date”), Boardwalk Pipeline Partners, LP, a Delaware limited partnership (the “Partnership”), hereby grants to you ______Phantom Units under the Boardwalk Pipeline Partners Long-Term Incentive Plan (the “Plan”) on the terms and conditions set forth in this Phantom Unit Grant Agreement (this “Agreement”) and in the Plan. Capitalized terms used in this Agreement but not defined herein shall have the meanings assigned to them in the Plan, unless the context requires otherwise. TO ACCEPT THIS AWARD, YOU MUST LOGIN TO CERIDIAN SELF-SERVICE AND MAKE A “TIME OF PAYMENT” ELECTION IN ACCORDANCE WITH PARAGRAPH 4 ON OR BEFORE MARCH 6, 2015.

(b)
This grant includes a tandem DER grant with respect to each Phantom Unit granted under this Agreement. The Partnership shall establish a DER bookkeeping account (“DER Account”) for you with respect to each Phantom Unit granted hereunder that shall be credited with an amount equal to all cash distributions, if any, paid by the Partnership with respect to a common unit of the Partnership (“Common Unit”) so long as such Phantom Unit is “outstanding” on the record date for the applicable distribution.

2.	Vesting.

(a)
Subject to Paragraph 3 below, the Phantom Units will become vested in accordance with the following schedule so long as you remain an Employee of the Partnership or one of its Affiliates through each “Vesting Date” listed below:

Vesting Date	Percentage of Phantom Units Granted Under this Agreement that Become Vested
December 1, 2016	50%
December 1, 2017	50%

(b)
Except as otherwise provided in Paragraph 3, if you incur a termination of employment with the Partnership and its Affiliates that constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations and other applicable guidance issued thereunder (a “Termination of Employment”) prior to December 1, 2017 (the “Final Vesting Date”), then the Phantom Units that have not become vested as of the date of your Termination of Employment shall automatically be forfeited in full without payment upon your Termination of Employment.

(c)
Upon the vesting of a Phantom Unit, the amount credited to your tandem DER Account with respect to such Phantom Unit shall also vest. If a Phantom Unit is forfeited, the amount credited to your tandem DER Account with respect to such Phantom Unit shall be forfeited at the same time.

3.	Events Occurring Prior to the Final Vesting Date.

(a)
Death or Disability. If you incur a Termination of Employment prior to the Final Vesting Date due to your death or a disability that entitles you to benefits under a long-term disability plan of the Partnership or an Affiliate (“Disability”), a pro-rata percentage of the Phantom Units granted hereunder will automatically become vested upon your Termination of Employment. Such pro-rata percentage shall be equal to “A” divided by “B,” where “A” is the number of days in the period beginning on the Grant Date and ending on the date of your Termination of Employment, and “B” is the total number of days in the period beginning on the Grant Date and ending on the Final Vesting Date (the “Vesting Period”). The remaining percentage of your Phantom Units that do not become vested as provided in the preceding sentence shall automatically be cancelled unpaid on your Termination of Employment. Notwithstanding any deferral election you make pursuant to Paragraph 4(b), as soon as reasonably practicable (and, in all events, not later than 30 days) following your Termination of Employment due to your death or Disability, subject to Paragraph 5, the Partnership (or one of its Affiliates) shall pay to you (or, in the event of your death, to your estate or the person or persons who acquire the Phantom Units and tandem DERs granted hereunder by will or the laws of descent and distribution or otherwise by reason of your death), with respect to each Phantom Unit that becomes vested pursuant to this Paragraph 3(a), an amount of cash equal to the sum of (i) the average closing price of a Common Unit on the New York Stock Exchange (“NYSE”) for the last 30 trading days immediately preceding your Termination of Employment, and (ii) the cumulative amount credited to your DER Account maintained with respect to such vested Phantom Unit.

(b)
Retirement. If your Termination of Employment occurs one or more years after the Grant Date and prior to the Final Vesting Date and is due to your Retirement, then all of your Phantom Units that remain unvested will automatically become vested upon your Termination of Employment, subject to your continued compliance with the Noncompetition Restriction and the Non-solicitation Restriction set forth below.

Such Phantom Units (less the Retirement Tax Accelerated Phantom Units, as defined below) will be paid to you at the time you originally elected in accordance Paragraph 4 (i.e., the Regular Payment Dates if you elected “Payment Option A” or the Deferred Payment Date if you elected “Payment Option B”) so long as you have continuously complied with the Noncompetition Restriction and Non-solicitation Restriction through the applicable payment date(s). However, certain tax withholding obligations must be satisfied with respect to your vested Phantom Units and tandem DERs on the later of the date that is (x) one year after the Grant Date or (y) one year after you file a Retirement Notice (as defined below). To satisfy these tax withholding obligations, a portion of your vested Phantom Units (the “Retirement Tax Accelerated Phantom Units”) and tandem DERs will be accelerated and withheld in accordance with Paragraph 5 one year after you file a Retirement Notice. As used in this Paragraph 3(b):

(i)
“Noncompetition Restriction” means that, during the period beginning on the Grant Date and ending on the Final Vesting Date (the “Award Period”), without the written consent of the Committee, you will not, directly or indirectly (other than on behalf of the Partnership or one or more of its Affiliates), carry on or engage in the business of providing transportation, storage or processing of natural gas or natural gas liquids or any other business in which the Partnership or any of its Affiliates is engaged and with respect to which you provide material services or for which you have material responsibility during the final two years of your employment (the “Business”) within the Restricted Area; accordingly, you acknowledge and agree that during the Award Period and within the Restricted Area, you will not be employed or engaged by (or otherwise provide services to) any business, entity or person that engages in the Business (other than the Partnership or one or more of its Affiliates), as doing so would constituting carrying on or engaging in the Business in violation of the restrictions set forth in this Paragraph 3(b)(i);

(ii)
“Non-solicitation Restriction” means that during the Award Period, you will not, directly or indirectly, for yourself or any other person or entity, request or solicit in any manner, without the written consent of the Committee, any employee of the Partnership or any of its Affiliates with whom you had regular contact, or with whom you had a supervisory relationship (whether as a supervisor or supervisee) during the course of your employment with the Partnership or any of its Affiliates to terminate his or her employment with the Partnership or any of its Affiliates;

(iii)
“Restricted Area” means: (A) the State of Texas; (B) the following parishes within the State of Louisiana: Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier,  Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, DeSoto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville,

Jackson,  Jefferson, Jefferson Davis, Lafayette, Lafourche, LaSalle, Lincoln, Livingston, Madison, Morehouse, Natchitoches,  Orleans,  Ouachita,  Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana, and Winn; and (C) any other county in which you provide material services or for which you have material responsibility during the final two years of employment with the Partnership or any of its Affiliates; and

(iv)
“Retirement” means your Termination of Employment due to your resignation on or after reaching age 55 and having completed five or more years of continuous service with the Partnership and its Affiliates; provided, however, that such resignation will constitute a Retirement only if, at least one year prior to your desired retirement date, you file a written notice with the human resources department of the Partnership that (x) indicates you intend to retire and (y) specifies your intended retirement date (a “Retirement Notice”). For the avoidance of doubt, if you incur a Termination of Employment after you file a Retirement Notice but prior to the date that is one year after you file such Retirement Notice, your Termination of Employment will not be considered a Retirement for purposes of this Agreement.

The Committee or its delegate shall have the sole discretion to determine whether your Termination of Employment is due to Retirement and whether you have violated the Noncompetition Restriction or Non-solicitation Restriction, and its determination on such matters shall be final and binding for all purposes.
You expressly acknowledge and agree that this Agreement creates an additional incentive for you to help build the Partnership’s goodwill and that the Phantom Units and DERs granted to you hereunder further align your interests with the Partnership’s long-term business interests. You further acknowledge and agree that the Noncompetition Restriction and Non-solicitation Restriction are reasonable in all respects and reasonably related to the Partnership’s legitimate business interests, including the protection of its (and its Affiliates’) confidential information and goodwill. Although you and the Partnership represent that the limitations as to time, geographic area, and scope of activity contained in the Noncompetition Restriction and Non-solicitation Restriction are reasonable and enforceable as written, if this is judicially determined not to be the case, then you and the Partnership specifically request that the limitations contained in this Agreement be reformed to the extent necessary to make the Noncompetition Restriction and Non-solicitation Restriction enforceable.

(c)	Change of Control. If a Change of Control occurs during the Vesting Period and you incur a Qualified Termination on or after such Change of Control, then all of the Phantom Units granted to you that have not previously become vested will automatically become vested upon your Qualified Termination, but will be paid at the time you originally elected in accordance Paragraph 4 (i.e., the Regular Payment Dates if you elected “Payment Option A” or the Deferred Payment Date if you elected “Payment Option B”). As used in this Paragraph 3(c), a “Qualified Termination” means your Termination of Employment before the Final Vesting Date either (i) by the Partnership or any of its Affiliates for any reason other than due to (x) your material violation of the Partnership’s or one of its Affiliate’s code of conduct policy, (y) your death or (z) your Disability or (ii) by you as a result of a material diminution in your duties and responsibilities in the aggregate following a Change of Control as compared to your duties and responsibilities immediately before such Change of Control.

(d)
Other Terminations. If your Termination of Employment occurs prior to the Final Vesting Date for any reason other than as provided in Paragraphs 3(a), (b) and (c) above, then all Phantom Units granted to you that remain unvested as of the date of your Termination of Employment shall automatically be forfeited on the date of your Termination of Employment without payment, unless and to the extent such forfeiture is waived by the Committee in its sole discretion.

4.
Payments. To accept the Phantom Units and tandem DERs granted under this Agreement, you must login to https://sourceselfservice2.ceridian.com/bwp and elect, within 30 days following the Grant Date, the time at which your vested Phantom Units and tandem DERs, if any, shall be paid to you (i.e., Payment Option A or Payment Option B, as described in Paragraphs 4(a) and 4(b) and summarized in the chart below). Your time of payment election will be irrevocable and cannot be changed once it is made.

Vesting Date	Payment Option A	Payment Option B
December 1, 2016	Vested Phantom Units and tandem DERs paid in December 2016	Vested Phantom Units and tandem DERs generally* deferred until December 2017
December 1, 2017	Vested Phantom Units and tandem DERs paid in December 2017	Vested Phantom Units and tandem DERs paid in December 2017
*As described in Paragraph 4(b), a portion of the vested Phantom Units and tandem DERs will be accelerated and withheld to satisfy applicable tax withholding obligations.

(a)
Payment Option A: If you elect “Payment Option A,” your vested Phantom Units will be paid as they become vested (i.e., 50% will be paid in December 2016 and 50% will be paid in December 2017). In particular, on or as soon as reasonably practicable (and, in all events, not later than 30 days) each Vesting Date (the “Regular Payment Dates”), subject to Paragraph 5, the Partnership (or one of its Affiliates) shall pay to you, with respect to each vested Phantom Unit, an amount of cash equal to the sum of (i) the average closing price of a Common Unit on the NYSE for the last 30 trading days immediately preceding the applicable Regular Payment Date, and (ii) the cumulative amount credited to your DER Account maintained with respect to such vested Phantom Unit.

(b)
Payment Option B: If you elect “Payment Option B,” except as otherwise provided in Paragraph 3(a), your vested Phantom Units will be deferred and paid to you within 30 days following the Final Vesting Date (the “Deferred Payment Date”). In particular, as soon as reasonably practicable (and, in all events, not later than 30 days) following the Deferred Payment Date, subject to Paragraph 5, the Partnership (or one of its Affiliates) shall pay to you, with respect to each vested Phantom Unit (other than the Payment Option B Tax Accelerated Phantom Units, as defined below), an amount of cash equal to the sum of (x) the average closing price of a Common Unit on the NYSE for the last 30 trading days immediately preceding the Deferred Payment Date, and (y) the cumulative amount credited to your DER Account maintained with respect to such vested Phantom Unit. However, if you elect “Payment Option B,” certain tax withholding obligations must still be satisfied with respect to your vested Phantom Units and tandem DERs at the time they become vested. To satisfy these tax withholding obligations, a portion of your vested Phantom Units (the “Payment Option B Tax Accelerated Phantom Units”) and tandem DERs that you elect to defer will be accelerated and withheld in accordance with Paragraph 5 at the time of vesting. For the avoidance of doubt, if you incur a Termination of Employment due to your death or Disability, any deferral election you make pursuant to this Paragraph 4(b) shall become null and void upon such Termination of Employment and any Phantom Units and tandem DERs that become vested upon such Termination of Employment will be paid in accordance with Paragraph 3(a).

5.
Withholding of Taxes. To the extent that the vesting or payment of a Phantom Unit or its tandem DER granted hereunder results in the receipt of compensation income or wages by you with respect to which the Partnership (or one of its Affiliates) has a tax withholding obligation pursuant to applicable law, the Partnership (or its Affiliate) shall withhold, or cause to be withheld, from payments otherwise payable to you an amount equal to any tax or social security required to be withheld by reason of such resulting compensation income or wages, and to take such other action(s) as may be necessary in the opinion of the Partnership (or its Affiliate) to satisfy such withholding obligation. You acknowledge and agree that none of the Board, the Committee, the Partnership or any of its Affiliates have made any representation or warranty as to the tax consequences to you as a result of the vesting or payment of the Phantom Units or tandem DERs granted hereunder. You represent that you are in no manner relying on the Board, the Committee, the Partnership or any of its Affiliates or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences. You represent that you have consulted with any tax consultants that you deem advisable with respect to the Phantom Units and tandem DERs granted hereunder.

6.
No Rights as a Common Unit Holder. Without limiting any provision of this Agreement, neither you nor any person claiming under or through you shall have any of the rights or privileges of a holder of Common Units (including, without limitation, any voting rights) as a result of the grant of the Phantom Units or tandem DERs hereunder.

7.
Limitations Upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise) other than by will or the laws of descent and distribution and such rights shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

8.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Partnership and any person lawfully claiming under you.

9.
Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Phantom Units and tandem DERs granted hereunder. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

10.
Amendments. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces your rights hereunder shall be effective only if it is in writing and signed by both you and an authorized officer of the general partner of the General Partner of the Partnership.

11.
Section 409A Compliance. The terms of this Agreement shall be construed as necessary to comply with, or be exempt from, Section 409A of the Code and the Treasury regulations and other applicable guidance issued thereunder (collectively, “Section 409A”). If a payment hereunder would be subject to the additional tax under Section 409A(a)(2)(B)(i) of the Code, then such payment shall be delayed and paid in a lump sum (without interest) on the earlier of (i) the first day that is more than six months after your Termination of Employment or (ii) your death. For purposes of Section 409A, each payment provided under this Agreement shall be treated as a separate payment.

12.
No Right to Employment. Nothing in the Plan, nor the grant of the Phantom Units and tandem DERs pursuant to this Agreement, shall confer upon you the right to continued employment by the Partnership or any of its Affiliates or affect in any way the right of the Partnership or any of its Affiliates to terminate your employment at any time. Unless otherwise provided in a written employment agreement or by applicable law, your employment by the Partnership and its Affiliates shall be on an at-will basis, and your employment relationship may be terminated at any time by either you or the Partnership or one of its Affiliates for any reason or for no reason whatsoever, with or without cause or notice. Any question as to whether and when there has been a termination of your employment, and the cause of such termination, shall be determined by the Committee or its delegate, and its determination shall be final and binding for all purposes.

13.
Clawback. Notwithstanding any provision in this Agreement or the Plan to the contrary, to the extent required by (a) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any Securities and Exchange Commission rule or any applicable securities exchange listing standards and/or (b) any policy that may be adopted or amended by the Board from time to time, all Phantom Units and tandem DERs granted hereunder shall be subject to forfeiture, repurchase, recoupment and/or cancellation to the extent necessary to comply with such law(s) and/or policy.

14.	Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.
If you disagree with any of the terms of this Agreement or choose not to accept the Phantom Units and tandem DERs granted hereunder, please contact Allison McLean on or before the close of business on March 6, 2015. Otherwise, by making a time of payment election through Ceridian in accordance with Paragraph 4, you will be deemed to have (i) accepted the Phantom Units and tandem DERs granted hereunder and (ii) expressly acknowledged and agreed to all of the applicable terms and conditions set forth in this Agreement and in the Plan.
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IN WITNESS WHEREOF, this Agreement has been executed by an authorized officer of the general partner of the General Partner of the Partnership, effective for all purposes as provided above.

BOARDWALK PIPELINE PARTNERS, LP

By: Boardwalk GP, LP, its general partner

By: Boardwalk GP, LLC, its general partner

By: ________________________________